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STATE OF LOUISIANA

PARISH OF EAST BATON ROUGE

                         ARTICLES OF INCORPORATION OF
                           UCFC FUNDING CORPORATION

         BE IT KNOWN, that on this 3rd day of July, 1996, personally came and appeared before me, the undersigned Notary Public, the incorporator named below, of the full age of majority, who declared to me, in the presence of the undersigned competent witnesses, that availing himself of the provisions of the Louisiana Business Corporation Law (Louisiana Revised Statutes 12:1 et seq.), he hereby organizes a corporation pursuant to the following Articles of
Incorporation:

                                   ARTICLE I

         The name of this corporation is UCFC Funding Corporation.

                                  ARTICLE II

         The purposes of this corporation are limited to: (i) (a) acquiring, owning, selling, holding, investing in, pledging, servicing or otherwise dealing with manufactured housing installment sale contracts, manufactured housing installment loan agreements and with mortgage related assets (collectively, "Contracts"), including without limitation, first and second lien, fixed and adjustable rate installment sale contracts, installment loan agreements and mortgage loans secured by new or used manufactured homes, the real estate to which the manufactured home is deemed permanently affixed, and/or other collateral, and participations in, and securities backed or collateralized by, or evidencing beneficial interests in, such installment sale contracts, installment loan agreements and mortgage loans, (b) acquiring, owning, issuing, selling, holding, investing in, pledging, servicing or otherwise dealing with one or more series of bonds, notes or certificates (collectively, "Certificates") backed or collateralized by, or evidencing participations or beneficial interests in, Contracts (c) acting as settlor, depositor or sponsor of one or more trusts formed to acquire, issue, sell, hold, invest in, pledge, service or otherwise deal with Contracts and/or Certificates, and (d) engaging in any activity and exercising any powers permitted to corporations under the laws of the State of Louisiana that are incidental to the foregoing and necessary or convenient to accomplish the foregoing.

                  (ii) Notwithstanding any other provision of these Articles of Incorporation and any provision of law that otherwise so empowers the corporation, the corporation shall not do any of the following without first having received a letter from each rating agency from which the corporation requested a rating of Certificates issued and then outstanding under all pooling and servicing agreements or similar agreements among the corporation, the trustees thereof and the servicers stating that any of the following will not result in a downgrade or withdrawal of the then-current rating of any of such Certificates rated by each such rating agency:

                  (a)  dissolve or liquidate, in whole or in part;

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                  (b) consolidate or merge with or into any other entity or
         convey or transfer its properties and assets substantially as an entirety to any entity, unless:

                           (i) the entity (if other than the corporation) formed
                  or surviving the consolidation or merger which acquires the properties and assets of the corporation expressly assumes the due and punctual payment of, and all obligations of the corporation in connection with the indebtedness of the corporation, and has a Articles of Incorporation containing the provisions identical to the provisions of this Article II;

                           (ii) immediately after giving effect to the
                  transaction, no default or event of default has occurred and is continuing under any indebtedness of the corporation or any agreements relating to such indebtedness;

                  (c) without the affirmative vote of 100% of the members of the Board of Directors of this corporation, institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee sequestrator (or other similar official) of the corporation, or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action; or

                  (d) amend, alter, change or repeal this Article II. Subject to the foregoing limitation, this Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE III

         The duration of this corporation is perpetual.

                                  ARTICLE IV

         The aggregate number of shares which this corporation shall have authority to issue is One Million (1,000,000) shares of common stock, having no par value.

                                   ARTICLE V

         The full name and post office address of the incorporator is:

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         H. C. McCall, III
         4041 Essen Lane
         Baton Rouge, LA  70809

                                  ARTICLE VI

         Any corporate action of shareholders, including specifically but not by way of limitation, adoption of amendments (including alterations, changes and repeals) to these Articles of Incorporation, approval of merger and consolidation agreements, authorization of voluntary disposition of all or substantially all of the corporate assets and removal of a member of the Board of Directors, may be taken on affirmative vote of a majority of the voting power of the shareholders as shall be entitled to vote.

                                  ARTICLE VII

         Consents in writing to corporate action may be given by shareholders having that proportion of the total voting power which would be required to authorize or constitute such action at a meeting of the shareholders.

                                 ARTICLE VIII

         A. All of the corporate powers of this corporation shall be vested in, and all of the business and affairs of this corporation shall be managed by a Board of Directors.

         B. Until otherwise provided in the by-laws, any director absent from a meeting of the Board of Directors or any committee thereof, may be represented by any other director who may cast the vote of the absent director according to the written instructions, general or special, of the absent director filed with the Secretary.

         C. The Board of Directors shall have authority to adopt, make and alter by-laws, including the right to make and alter by-laws fixing their number, qualification, classification or terms of office and of fixing or increasing their compensation, subject to the power of an affirmative vote of a majority of the voting power of the shareholders to change or repeal the by-laws so made.

                                  ARTICLE IX

         Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within two year(s) after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts of the corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership, to the corporation, and the corporation's obligation to pay such dividend or redemption price or

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issue such shares, as the case may be, shall thereupon cease; provided that the
Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has reverted to the corporation pursuant to this Article, to the entity who or which would be entitled thereto had such reversion not occurred.

                                   ARTICLE X

         No director or officer of this corporation shall be personally liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for breach of the director's or officer's duty of loyalty to this corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 92(D) of the Louisiana Business Corporation Law, or (iv) for any transaction from which the director or officer derived an improper personal benefit. If the Louisiana Business Corporation Law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors and officers, then the liability of each director and officer of this corporation shall be limited or eliminated to the full extent permitted by the Louisiana Business Corporation Law as so amended from time to time. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this corporation's Articles of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         THUS DONE, READ AND SIGNED in multiple originals in the State and Parish aforesaid, on the day, month and year hereinabove set forth, in the presence of the undersigned competent witnesses and me, Notary, after due reading of the whole.

WITNESSES:                                 INCORPORATOR:

  s/ Debbie Deville                        s/ H. C. McCall, III
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                                           H. C. McCall, III

  s/ Kate M. Tompkins
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                               s/ Lee C. Kantrow
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                                 Notary Public

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